WALGREEN CO.
2006 EXECUTIVE DEFERRED COMPENSATION/
CAPITAL ACCUMULATION PLAN

Walgreen Co. (the "Company") hereby establishes a nonqualified deferred compensation program for certain of its employees as described herein. The following shall constitute the terms and conditions of the Walgreen Co. 2006 Executive Deferred Compensation/Capital Accumulation Plan (the "Plan"), effective January 1, 2006:

1. Purpose; Effective Date. The purpose of the Plan is to permit a select group of management or highly compensated employees of the Company and its participating subsidiaries (collectively referred to herein as the "Employer") to defer the receipt of income which would otherwise become payable to them and to provide additional benefits through crediting of interest. It is intended that this Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting key individuals by providing them with these benefits.

2. Administration. Full power and authority to construe, interpret, and administer the Plan shall be vested in the Compensation Committee of the Board of Directors of the Company (the "Committee"), as follows:

  Powers of the Committee. The Committee shall have all powers necessary to administer the Plan, including, without limitation, the power to interpret the provisions of the Plan, to decide all questions of eligibility, to establish rules and forms for the administration of the Plan, and to appoint individuals to assist in the administration of the Plan and any other agents it deems advisable.

  Actions of the Committee. All determinations, interpretations, rules, and decisions of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

  Delegation. The Committee shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or to other individuals or entities. The Committee may rescind any delegation at any time. Except as otherwise required by law, each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity. The Committee hereby delegates responsibility for the day-to-day administration of the Plan to the Company's Vice President of Human Resources, who shall have the authority to assign administrative duties to other Company employees.

  Indemnification. The Company shall indemnify the members of the Committee, the members of the Board and all Company officers and other employees responsible for administering the Plan against any and all liabilities arising by reason of any act or failure to act made in good faith in accordance with the provisions of the Plan. For this purpose, liabilities include expenses reasonably incurred in the defense of any claim relating to the Plan.

  Reports and Records. The Committee and those to whom the Committee has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

3. Eligibility and Participation. Only those persons who are employed in Salary Grades 12 through 33 or their equivalent as of January 1, 2006, shall be eligible to become a participant in the Plan. An eligible employee shall become a participant upon the execution of an irrevocable election under the Plan and the acceptance of the election by the Company.

Notwithstanding the foregoing, a person who is not employed in an eligible grade level as of January 1, 2006, but who is subsequently hired in or promoted to an eligible position during 2006 or thereafter, may be offered the opportunity to defer the receipt of 12 months worth of compensation under the Plan. The terms and conditions of such deferral opportunities will be designed to mirror the terms and conditions set forth in the remainder of this Plan, with appropriate adjustments to account for the different deferral periods. The timing of the deferral election and the designated deferral period with respect to any such deferral opportunity will be structured to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the "Code").

4. Deferred Compensation Account.

  Each participant shall make an irrevocable election in writing (or via electronic means to be established by the Company) of the amount of compensation to be deferred under the Plan (the "deferral amount"). Such amount shall not be in excess of 10% of the participant's base salary as of January 1, 2006, and shall be in increments of no less than $1,000. The election shall be made prior to January 1, 2006 and shall be for the period January 1, 2006 through December 31, 2006. The deferral shall be reduced in substantially equal amounts from the base salary otherwise periodically payable to the participant over the 2006 calendar year (or over a portion of such calendar year as deemed administratively practicable), and attributable to service by the participant for the Employer after the date of participant's election.

  The Employer shall establish and maintain a bookkeeping account in the name of each participant, which shall be known as his or her "Deferred Account," and which shall be credited with the amount of compensation deferred, and which shall reflect the accumulated value of the deferral amount. The accumulated value of the deferral amount shall equal the amount arrived at by increasing the deferral account balance by assumed simple interest compounded annually but credited as of the last day of each calendar month, calculated from January 1, 2006. Amounts paid to or on behalf of the participant or his or her beneficiary pursuant to this Plan, shall be deducted from the Deferred Account as of the first day of the month in which such payment is made. The rate to be used in determining the accumulated value of the deferral amount shall be that rate specified in the Plan paragraph under which payment is to be made.

  The participant's Deferred Account shall at all times be reflected on the Employer's books in accordance with generally accepted accounting practices as a general unsecured and unfunded obligation of the Employer. The Plan shall not give any person any right or security interest in any asset of the Employer nor shall it imply any trust or segregation of assets by the Employer. The participant's Deferred Account shall be distributed from the general assets of the Employer.

5. Time and Manner of Payment. The participant's Deferred Account shall be distributed as follows:

  Installment Payments Following Retirement or Termination Upon Disability

    A participant who has not attained age 50 as of January 1, 2006 shall receive 15 equal annual installment payments commencing at the January 1 of the year following his or her attainment of age 65, or as soon as practicable thereafter, if the participant's continuous employment with the employer ends by reason of Retirement or Disability. For purposes of this Plan:

      Retirement is defined as leaving the active employ of the Employer after attaining at least age 65, or after at least 10 years of service and after attaining at least age 55; and

      Disability shall mean that the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in the sole discretion of the Committee.

    A participant who has attained age 50 but not age 65 as of January 1, 2006, shall elect, at the time of making the deferral election pursuant to Paragraph 4A, to receive installment payments in one of the following manners following termination of employment by reason of Retirement or Disability:

      Fifteen (15) equal annual installments as described in subparagraph (1) above; or

      Ten (10) equal annual installments commencing at the January 1 of the year following his or her attainment of age 70, or as soon as practicable thereafter.

    A participant who attained age 65 but not age 70 as of January 1, 2006, shall receive 10 equal annual installments commencing at the January 1 following his or her attainment of age 70, or as soon as practicable thereafter.

    A participant who has attained age 70 as of January 1, 2006, shall receive equal annual installments commencing at the January 1 following the end of the deferral period and ending on January 1 following his or her 79th birthday.

Installment payments shall be calculated to amortize fully the accumulated value of the deferral amount over the payment period. For purposes of this Subparagraph A, the interest rate to be credited in the calculation of the accumulated value of the deferral amount shall be 10.5%.

  Interim Payments

Participants who have not yet attained age 45 as of January 1, 2006 shall receive, in addition to the applicable payments described in the remainder of this Paragraph 5, an interim lump-sum payment on January 1, 2013, or as soon as practicable thereafter, provided that one of the following conditions is met:

  The participant remains in the continuous employ of the Employer during the period beginning January 1, 2006 and ending December 31, 2012; or

  The participant terminates employment due to Disability after a period of continuous employment from January 1, 2006.

This interim lump-sum payment, if any, shall be an amount equal to the deferral amount under Paragraph 4A of this Plan. Payments under Subparagraphs B(1) and B(2) shall be debited from the participant's Deferral Account as of the first day of the month in which payment is made.

  Payment Upon Termination
    Subject to Subparagraph C(4) below, a participant who voluntarily terminates his or her employment with the Employer prior to Retirement or whose employment with the Employer is involuntarily terminated prior to Retirement for any reason other than Cause (as defined below), shall receive, as soon as practicable after such termination, a lump-sum payment in the amount of the accumulated value of the deferral amount. For purposes of this Subparagraph C(1), the rate to be credited in the calculation of the accumulated value of the deferral amount shall be 7.5%.

    Subject to Subparagraph C(3) below, and notwithstanding any other provision of this Plan, if participant's employment with the Employer is terminated at any time for "Cause," the sole amount payable to or on behalf of participant hereunder shall be a lump-sum payment of the accumulated value of the participant's deferral amount, payable as soon as practicable after such termination of employment. For purposes of this Subparagraph C(2), the rate to be credited in the calculation of the accumulated value of the deferral amount shall be 0%. For purposes of this Subparagraph C(2), termination of employment for Cause shall be determined by the Committee or its delegates and shall mean a termination of employment for: (a) an act or acts of dishonesty committed by a Participant; (b) a violation of any of the anti-harassment or anti-discrimination policies or procedures of the Company; or (c) a violation of any of the other policies or procedures of the Company applicable to the Participant's employment or job category which is either: (i) grossly negligent; or (ii) willful and deliberate.

    Notwithstanding the remainder of this Subparagraph 5C, a lump-sum payment to any participant who is a "Key Employee," as such term is defined in Section 409A of the Code, shall, to the extent necessary to comply with Section 409A of the Code, be paid no earlier than six months following such participant's termination of employment with the Employer.

  Payment Upon Death of the Participant
    If a participant dies after leaving the active employ of the Employer for Retirement as provided in Subparagraph 5A above, or while actively employed but after becoming eligible for Retirement (based on age and service), and prior to receiving any or all annual installment payments due the participant pursuant to Subparagraph 5A above, the Employer shall pay any such unpaid annual payments to the participant's beneficiary, commencing with the next annual payment due following the date of participant's death.
    If a participant dies while actively employed by the Employer and prior to becoming eligible for Retirement (based on age and service), no interim payments or annual installments pursuant to Subparagraphs 5A and B shall be paid by the Employer after the date of the participant's death, but the Employer shall as soon as practicable after the participant's death, pay to the participant's beneficiary, in a lump sum, the accumulated value of the deferral amount. For purposes of this Subparagraph 5D, the rate to be credited in the calculation of the accumulated value of the deferral amount shall be 10.5%.
    If participant dies while actively employed by the Employer after commencement of annual installment payments at either age 65 or 70, the Employer shall pay any such unpaid annual installment payments to the participant's beneficiary commencing with the next annual payment due following the date of the participant's death.

6. Noncompetition. Notwithstanding any other provision of this Plan, if the Committee at any time determines that a participant, without having obtained the prior written consent of the Committee or its designee, has engaged in Competition with the Employer, the sole amount payable to the participant hereunder shall be a lump-sum payment of the accumulated value of the deferral amount, payable as soon as practicable after such determination. For purposes of this Paragraph 6, the simple rate of interest applied to determine the accumulated value of the deferral amount shall be 2%. "Competition with the Employer" shall mean engaging, within any geographical area or market served by the Employer and without the Employer's written consent, in the provision of goods or services, or in any other business activity of a type offered or engaged in by the employer, on the participant's own behalf or on behalf of another business enterprise, while employed by the Employer or during the 24-month period following the participant's termination of employment with the Employer. Notwithstanding the foregoing, if this Paragraph 6 applies to a participant who is receiving or has otherwise become eligible to receive installment payments pursuant to Paragraph 5A, then, to the extent required to comply with Section 409A of the Code, such participant will receive installment payments as scheduled, but such payments will be reduced such that rate of interest applied to determine the accumulated value of the entire deferral amount shall be 2%.

7. Beneficiary Designation. A Participant may, from time to time, designate any legal or natural person, persons or entity (who may be designated contingently or successively) to whom or to which payments are to be made if the participant dies before receiving payment of all amounts due hereunder, by signing a form approved by the Committee. A beneficiary designation form shall be effective only after the signed form is filed with the Employer while the participant is alive. Such forms may be submitted electronically pursuant to reasonable procedures established by the Company for such purpose. A properly filed designation shall cancel all beneficiary designation forms signed and filed earlier. If the participant fails to designate a beneficiary as provided above, or if all designated beneficiaries of the participant die before the participant or before complete payment of all amounts due hereunder, the Employer, in its discretion, may pay the unpaid amounts to one or more of such participant's relatives by blood, adoption, or marriage in any manner permitted by law which the Committee considers to be appropriate, including, but not limited to, payment to the legal representative or representatives of the estate of the last to die of the participant and the participant's designated beneficiaries. The Committee may also permit beneficiaries to designate their own beneficiaries following the participant's death.

8. Facility of Payment. If the Employer has, for any reason, doubt as to the proper person to whom to make payment, the Employer may withhold payment until instructed by a final order of a court of competent jurisdiction. Any payment hereunder made by the Employer in good faith shall fully discharge the Employer from its obligation with respect to such payment.

9. Insurance. The Employer may, in its sole discretion, purchase a policy or policies of insurance on the life of any participant or disability insurance with respect to a participant, the cash value, if any, and proceeds of which may, but need not, be used by the Employer to satisfy part or all of its obligations hereunder. The Employer will be the owner of any such policies and neither a participant nor any other person or entity claiming through the participant shall have any ownership rights in such policies or any proceeds thereof. Each participant, as a condition of receiving any benefits hereunder, on behalf of himself/herself or any person or entity claiming through him or her, shall cooperate with the Employer in obtaining any such insurance that the Employer desires to purchase by submitting to such physical examinations, completing such forms, and making such records available as may be required by the Employer from time to time.

10. Effect on Other Benefits. The deferral amount shall be included in the participant's compensation for the year of deferral for the purpose of calculating the participant's bonuses and awards under any incentive or similar compensation plan or program of the Employer, insurance, and other employee benefits, except that in accordance with the terms of any plan qualified under Section 401(a) of the Code maintained by the Employer, the amount deferred under Paragraph 4 shall not be included as compensation in the year of deferral for purposes of calculating the benefits or contributions by or on behalf of the participant under such plan or plans. Payments shall be excluded from compensation in years paid for purposes of calculating the participant's bonuses and awards under any incentive or similar compensation plan or program of the Employer, insurance, and other employee benefits, except that in accordance with the terms of any plan qualified under Section 401(a) of the Code maintained by the Employer, payments to active employees shall be included as compensation in the year paid.

11. Nonalienation. Neither a participant nor anyone claiming through him or her shall have any right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto hereby are expressly declared to be nonassignable and nontransferable, nor shall any such right to receive payments hereunder be subject to the claims of creditors of a participant or anyone claiming through him or her to any legal, equitable, or other proceeding or process for the enforcement of such claims.

12. Tax Withholding. Notwithstanding the provisions of Paragraph 11, the Employer may withhold from any Plan benefit or payment such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state income tax act or for purposes of paying any estate, inheritance or other tax attributable to any benefit or payment hereunder.

13. Nonsecured Promise. The rights under this Plan of each participant and any person or entity claiming through him or her shall be solely those of an unsecured, general creditor of the Employer. Any insurance policy or other asset acquired or held by the Employer shall not be deemed to be held by the Employer for or on behalf of any participant, or any other person, or to be security for the performance of any obligations hereunder of the Employer, but shall, with respect to this Plan, be and remain a general, unpledged, unrestricted asset of the Employer.

14. Independence of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement or plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer to discharge any participant, or restrict the right of any participant to terminate his or her employment with the Employer.

15. Amendment. The Company may in its sole discretion amend the Plan from time to time by action of the Board of Directors of the Company (the "Board") or the Committee. No such amendment shall alter a participant's right to receive a payment due under the terms of the Plan at the date of amendment. Notwithstanding any other provision of the Plan, from and after a Change of Control, the Company may not amend the Plan to reduce the rate to be credited in calculating the accumulated value of participant's deferral amount below the rate that would have been utilized had his or her employment been terminated or the Plan terminated as of the date of the adoption of the amendment or, if more favorable, below the highest rate provided at any time during the 90-day period prior to the Change of Control. Neither the terms of this Paragraph 15 nor those of Paragraph 16 may be amended so as to diminish the rights of a participant under such provision from or after a Change of Control or in anticipation of a Change of Control, and any such purported amendment shall be null and void. For this purpose, a "Change of Control" shall mean:

  The acquisition, other than from the Company, by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

  Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

  Approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which all or substantially all the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

16. Successors; Change of Control. The terms and conditions of this Plan and deferral election shall inure to the benefit of and bind the Company, the Employer, and the participant, including his or her successors, assigns, and personal representatives. If substantially all of the assets of the Company are acquired by another corporation or entity or if the Company is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder shall be obligations of the successor corporations or entity. Further, if the employment of a participant were to be involuntarily terminated during a period of five years following a Change of Control (as defined in Paragraph 15 above) for reasons other than Cause (as defined in Subparagraph 5C(3)), such termination shall be treated as Retirement by the participant for all purposes of this Plan, except to the extent that such treatment would result in any payment made under this Plan being nondeductible by the Employer for federal income tax purposes by reason of Section 280G of the Code. A payment shall only be deemed to be nondeductible for purposes of this Paragraph 16 if the Employer provides the participant with an opinion of counsel reasonably acceptable to the participant to that effect.

17. Termination of the Plan; Termination of Plan Participation. Notwithstanding any other provision of this Plan, if the Committee determines that participation by one or more participants shall cause the Plan to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the entire interest of such participant or participants under the Plan may be paid immediately to such participant or participants, to the extent the Committee determines such immediate payment is consistent with Code Section 409A, or shall otherwise be segregated from the Plan in the discretion of the Committee, and such participant or participants shall cease to have any interest under the Plan. The Company may terminate this Plan by action of the Board or the Committee if the Committee, in its sole and absolute discretion, determines that any change in federal or state law, or judicial or administrative interpretation thereof, has materially affected the cost of providing the benefits otherwise payable under this Plan, or for any other reason whatsoever. Upon such termination, to the extent the Committee determines that immediate payment is consistent with Code Section 409A, the entire interest of each participant under the Plan may be paid in one lump sum, as soon as practicable after such termination of the Plan. For purposes of this Paragraph 17, all lump-sum payments shall equal the accumulated value of the deferral amount, and the rate to be credited in the calculation of the accumulated value of the deferral amount shall be 10.5%

18. Claims and Appeals Procedures. The following claims and appeals procedures shall apply under the Plan pursuant to the requirements of ERISA and the Department of Labor regulations issued thereunder:

  Presentation of Claim. Any participant or beneficiary of a deceased participant (such participant or beneficiary being referred to below as a "Claimant") may deliver to the Company's Director of Compensation and Benefits (or such other employee or group of employees designated by the Committee to consider written claims under the Plan) (the "Administrator") a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

  Notification of Decision. The Administrator shall consider a Claimant's claim within 90 days after its receipt (180 days if the Administrator determines additional time is required for administrative reasons), and shall notify the Claimant in writing or electronically:
  that the Claimant's requested determination has been made, and that theclaim has been allowed in full; or

  that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

  the specific reason(s) for the denial of the claim, or any part of it;

  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

  a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

  an explanation of the claim review procedure set forth in Subparagraph C below, and of the Claimant's right to bring suit under ERISA if the claim is denied on review.
  Review of a Denied Claim. Within 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

    may review pertinent documents;

    may submit written comments or other documents; and/or

    may request a hearing, which the Committee, in its sole discretion, may grant.

  Decision on Review. The Claimant's request for review shall be considered by the Committee (or by such other individual or individuals designated by the Committee to consider written appeals under the Plan). The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain specific reasons for the decision, specific reference(s) to the pertinent Plan provisions upon which the decision was based, and such other matters as the Committee deems relevant.

  Legal Action. A Claimant's compliance with the foregoing provisions of this Paragraph 18 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan. Any such legal action must commence within six months of receipt of the Committee's decision on review.

19. Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all of the Employer's general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.

20. Responsibility for Legal Effect. Neither party hereto makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

21. Severability. If any provision of the Plan shall be found to be invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions of the Plan shall remain in full force and effect.

22. Paragraph Headings. The Paragraph headings used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

23. Controlling Law. The Plan shall be construed in accordance with the laws of the state of Illinois.